SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2019

MARIJUANA COMPANY OF AMERICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Utah (State or other jurisdiction of incorporation or organization)	Commission File Number 000-27039	98-1246221 (I.R.S. Employer Identification Number)

1340 West Valley Parkway Suite #205 Escondido, California 92029

(Address of Principal Executive Offices and Zip Code)

(888) 777-4362

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Section 3 - Securities and Trading Markets

Item 3.03 Material Modification to Rights of Security Holders.

(a) On July 1, 2019, stockholders of the Company holding a majority of the shares eligible to vote, met in a Special Meeting called by the Board of Directors and approved an amendment to the Company’s articles of incorporation to affect a sixty for one reverse stock split of its issued and outstanding common stock.

Pursuant to the amendment, the reverse stock split will be effective at 12:01 a.m., Eastern Time, on July 31, 2019. The Company expects, subject to approval of the corporate action by FINRA, that upon the opening of trading on August 1, 2019, its common stock will trade on a split-adjusted basis under the current trading symbol “MCOA” and with a new CUSIP number.

The reverse stock split affects all issued and outstanding shares of the Company’s common stock. The par value of the Company’s common stock will remain unchanged at $0.001 per share after the reverse stock split. The reverse stock split affects all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity.

No fractional shares will be issued in connection with the reverse split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive one additional share, as determined in good faith by the Company’s Board of Directors.

Section 5 - Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a) On July 1, 2019, the Board of Directors approved an amendment to the Company’s articles of incorporation to create and designate a class of preferred stock nominated Class “B” Preferred Shares, with five million (5,000,000) shares authorized, $0.001 par value, and preferences designated as follows:

Voting. Holders of the Series “B” Preferred Stock shall have One Thousand (1,000) times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number), at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is affected.

Dividends. The holders of Series “B” Preferred Stock of the Corporation shall not be entitled to receive dividends paid on the Corporation’s Common Stock.

No Liquidation Preference. Upon liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series “B” Preferred Stock then outstanding shall not be entitled to receive out of the assets of the Corporation, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the Common Stockholders.

No Conversion. The shares of Series “B” Preferred Stock will not be convertible into the shares of the Corporation’s Common Stock.

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Covenants

1) The affirmative vote at a meeting duly called for such purpose, or written consent without a meeting, of the holders of not less than fifty-one (51%) of the then outstanding shares of Series B Preferred Stock shall be required for (i) any change to the Corporation’s Articles of Incorporation that would amend, alter, change or repeal any of the voting powers, preferences, limitations or relative rights of the Series B Preferred Stock, or (ii) any issuance of additional shares of Series B Preferred Stock.

2) So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the Series B Holders, which consent may be withheld in the Holder’s sole and absolute discretion: (i) dissolve the Corporation or effectuate a liquidation; (ii) alter, amend, or repeal the Certificate of Incorporation of the Corporation; (iii) agree to any provision in any agreement that would impose any restriction on the Corporation’s ability to honor the exercise of any rights of the Holder of the Series B Preferred Stock; (iv) do any act or thing not authorized or contemplated by this Certificate which would result in taxation of the Holder of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or (v) issue any securities of the Corporation of any nature or kind, including securities convertible into any capital stock of the Corporation.

The Company has a total of 50,000,000 shares of preferred stock, $0.001 par value, authorized, and prior to the amendment of its articles had one class of preferred stock issued: Class A preferred stock, $0.001 par value, 10,000,000 shares designated, 10,000,000 shares issued and outstanding as of March 31, 2019.

Section 9 – Financial Statement and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Document	Location
4.1	Board Resolution; Reverse Split	Filed herewith
4.2	Stockholder Consent; Reverse Split	Filed herewith
4.3	Board Resolution; Class “B” Preferred Designation	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated July 3, 2019

MARIJUANA COMPANY OF AMERICA, INC.

By: /s/ Donald Steinberg

Donald Steinberg

(Principal Executive Officer)

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